EXHIBIT 24.1

POWER OF ATTORNEY

     Each person whose signature appears below appoints Larry A. Mizel, Paris G. Reece, III, Michael Touff and Joseph H. Fretz, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign a registration statement to be filed with the Securities and Exchange Commission (the “Commission”) on Form S-3 in connection with the offering by a selling stockholder of shares of Common Stock, par value $.01 per share (the “Common Stock”), of M.D.C. Holdings, Inc., a Delaware corporation, and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission; and to sign all documents in connection with the qualification and sale of the Common Stock with Blue Sky authorities and with the National Association of Securities Dealers, Inc.; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.

Date: January 13, 2004	/s/ Larry A. Mizel

Larry A. Mizel

Date: January 13, 2004	/s/ David D. Mandarich

David D. Mandarich

Date: January 10, 2004	/s/ Paris G. Reece, III

Paris G. Reece, III

Date: January 9, 2004	/s/ David Blackford

David Blackford

Date: January 9, 2004	/s/ Steven J. Borick

Steven J. Borick

Date: January 12, 2004	/s/ Herbert T. Buchwald

Herbert T. Buchwald

Date: January 14, 2004	/s/ William B. Kemper

William B. Kemper

Date: January 9, 2004	/s/ Gilbert Goldstein

Gilbert Goldstein